Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1818 Market Street
Philadelphia, Pa. 19103-3615

For further information contact:	For release: Immediately
Thomas Golembeski (media) 215-977-6298
Peter Gvazdauskas (investors) 215-977-6322

No. 15

SUNOCO LOGISTICS INCREASES DISTRIBUTION 10 PERCENT QUARTER OVER QUARTER AND REPORTS RECORD EARNINGS FOR THE SECOND QUARTER 2012

The Partnership announces 29th consecutive quarterly distribution increase

PHILADELPHIA, August 2, 2012 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) today announced net income attributable to partners for the second quarter 2012 of $152 million ($1.28 per unit diluted), compared with $94 million ($0.80 per unit diluted) for the second quarter 2011. Additionally, Sunoco Partners LLC, the general partner of the Partnership, declared a cash distribution for the second quarter 2012 of $0.47 per common unit ($1.88 annualized) to be paid on August 14, 2012 to unit holders of record on August 8, 2012. This represents a 10 percent increase over the first quarter 2012 cash distribution of $0.4275 per common unit ($1.71 annualized) and a 16 percent increase over the second quarter 2011 distribution of $0.4050 per common unit ($1.62 annualized). Additional highlights of the second quarter include:

•	Record Adjusted EBITDA of $206 million, a 49 percent increase from prior year

•	An increase in distributable cash flow of 57 percent to a record level of $166 million

•	Initiated open seasons for the Permian Express Phase I and Allegheny Access projects

•	Ended the quarter with a Debt to Adjusted EBITDA ratio of 2.3x

“Strong demand and market opportunities in our crude oil business contributed to another quarter with record earnings,” said Michael J. Hennigan, president and chief executive officer. “In addition, we saw improved results from all areas of our terminals business including solid contributions from the Eagle Point and East Boston terminals, both of which were acquired in the second half of 2011. These important assets are just beginning to have an impact on our results.”

Commenting on the Partnership’s 10 percent quarter over quarter distribution increase, Hennigan said “Our goal has been to increase our steady, ratable cash flows with organic expansions and acquisitions. With investment in organic growth projects increasing to $350 million to $400 million in 2012, including capital for Mariner West and our original West Texas crude expansion projects, we are confident in our ability to grow ratable earnings in the future. We are well-positioned for long-term cash flow growth.”

Speaking on the Partnership’s commitment to profitable growth, Hennigan said, “We have several exciting projects in development, in addition to our current projects, that will build our fee-based businesses. They touch each of our key product platforms and provide balanced growth.”

Permian Express Phase I, a crude oil pipeline project currently in open season, provides West Texas producers and Gulf Coast refiners with a fast and flexible crude oil solution. It is expected to be operational in the first quarter of 2013 at an initial capacity of 90,000 barrels per day, with full capacity of 150,000 barrels per day on-line in the second half of 2013.

Allegheny Access, a refined products pipeline project currently in open season, will transport refined products from the Midwest to markets in eastern Ohio and western Pennsylvania. It is expected to be operational in the first half of 2014 with an initial capacity of 85,000 barrels per day and will be expandable to 110,000 barrels per day.

“Taken together, these new projects represent an ambitious growth plan that will create tremendous value,” Hennigan said.

DETAILS OF SECOND QUARTER SEGMENT RESULTS

	Three Months Ended
	June 30,
	2012	2011	Variance
	(in millions)
Crude Oil Pipelines	$64	$47	$17
Crude Oil Acquisition and Marketing	52	32	20
Terminal Facilities	61	34	27
Refined Products Pipelines	7	8	(1)

Operating Income	$184	$121	$63

Interest expense, net	21	19	2
Provision for income taxes	8	6	2

Net Income	$155	$96	$59

Net income attributable to noncontrolling interests	3	2	1

Net income attributable to Partners	$152	$94	$58

Crude Oil Pipelines

Operating income for the second quarter 2012 increased to a record level compared to the prior year period due primarily to higher pipeline fees which benefited from tariff increases relative to the prior year period and increased demand for West Texas crude oil. Operating results were further improved by reduced operating expenses due primarily to increased pipeline operating gains.

Crude Oil Acquisition and Marketing

Operating income for the second quarter 2012 increased to a record level compared to the prior year period due primarily to expanded crude oil volumes and margins which were the result of expansion in our crude oil trucking fleet and market related opportunities in West Texas. Operating results were further improved by increased volumes from the assets acquired from Texon L.P. in the third quarter of 2011.

Terminal Facilities

Operating income for the second quarter 2012 increased to a record level compared to the prior year period due primarily to increased operating results from the Partnership’s refined products acquisition and marketing activities and contributions from the 2011 acquisitions of the Eagle Point tank farm and a refined products terminal in East Boston, Massachusetts. Also contributing to the improved results, was a $10 million gain recognized on the reversal of certain regulatory obligations for tank cleaning which was expected to be performed if Sunoco’s Philadelphia refinery was shut down. In July 2012, Sunoco announced its intention to form a joint venture with The Carlyle Group at its Philadelphia refinery, enabling the facility to continue operating.

Refined Products Pipelines

Operating income for the second quarter 2012 decreased slightly compared to the prior year period. Increased contributions from the May 2011 acquisition of a controlling financial interest in the Inland pipeline were offset by lower pipeline revenues due to the idling of Sunoco’s Marcus Hook refinery in the fourth quarter 2011.

Financing Update

Net interest expense increased compared to the prior year period. Higher interest expense was related primarily to the third quarter 2011 offering of $600 million of Senior Notes. This increase was partially offset by the repayment of $250 million of Senior Notes which matured in February 2012 and lower outstanding borrowings under the Partnership’s revolving credit facilities. At June 30, 2012 the Partnership’s total debt balance was $1.56 billion, with $111 million in borrowings under its revolving credit facilities.

CAPITAL EXPENDITURES

	Six Months Ended
	June 30,
	2012	2011
	(in millions)

Maintenance capital expenditures	$18	$10
Expansion capital expenditures	116	59
Major acquisitions	—	99

Total	$134	$168

The Partnership’s expansion capital spending for the six months ended June 30, 2012 includes projects to expand upon the Partnership’s refined products acquisition and marketing services, upgrade the service capabilities at the Eagle Point terminal, invest in the Partnership’s crude oil infrastructure by increasing its pipeline capabilities in West Texas and expanding its trucking fleet, increase service capabilities at the Partnership’s Nederland terminal and conversion of certain refined products pipelines as part of the Mariner West project. The Partnership expects to invest approximately $350 to $400 million in expansion capital during 2012, excluding major acquisitions. In addition, the Partnership expects its maintenance capital spending to be approximately $50 million in 2012.

INVESTOR CALL

The Partnership and Sunoco, Inc. will host a joint conference call regarding second quarter results on Thursday, August 2, 2012 at 5:00 pm ET. Those wishing to listen can access the call by dialing (USA toll free) 888-390-0918; International (USA toll) 415-228-4586 and request Conference Code – “Sunoco”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 800-518-0087. International callers should dial 402-998-0052.

ABOUT SUNOCO LOGISTICS

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary pipeline, terminalling and crude oil acquisition and marketing assets. The Crude Oil Pipelines segment consists of approximately 5,400 miles of crude oil pipelines, located principally in Oklahoma and Texas. The Crude Oil Acquisition and Marketing segment consists of acquisition and marketing of crude oil and is principally conducted in the midcontinent and consists of approximately 200 crude oil transport trucks and approximately 120 crude oil truck unloading facilities. The Terminal Facilities segment consists of approximately 42 million shell barrels of refined products and crude oil terminal capacity (including approximately 22 million shell barrels of capacity at the Nederland Terminal on the Gulf Coast of Texas and approximately 5 million shell barrels of capacity at the Eagle Point terminal on the banks of the Delaware River in New Jersey). The Refined Products Pipelines segment consists of approximately 2,500 miles of refined products pipelines located in the northeast, midwest and southwest United States, and equity interests in four refined products pipelines.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of distributions by Sunoco Logistics Partners L.P. to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, distributions by Sunoco Logistics Partners L.P. to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-K filed with the Securities and Exchange Commission on February 24, 2012. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

Sunoco Logistics Partners L.P.

Financial Highlights

(unaudited)

	Three Months Ended
	June 30,
	2012	2011	Variance
	(in millions)
Income Statement:
Sales and other operating revenue	$3,313	$2,424	$889
Other income	5	4	1

Total revenues	3,318	2,428	890
Cost of products sold and operating expenses	3,089	2,266	823
Depreciation and amortization expense	25	19	6
Impairment charge and related matters	(10)	—	(10)
Selling, general and administrative expenses	30	22	8

Total costs and expenses	3,134	2,307	827

Operating Income	184	121	63
Interest cost and debt expense	23	21	2
Capitalized interest	(2)	(2)	—

Income Before Provision for Income Taxes	163	102	61

Provision for income taxes	8	6	2

Net Income	155	96	59
Net Income attributable to noncontrolling interests	3	2	1

Net Income attributable to Partners	$152	$94	$58

Calculation of Limited Partners’ interest:
Net Income attributable to Partners	$152	$94	$58
Less: General Partner’s interest	(19)	(14)	(5)

Limited Partners’ interest in Net Income	$133	$80	$53

Net Income per Limited Partner unit:
Basic	$1.29	$0.80

Diluted	$1.28	$0.80

Weighted Average Limited Partners’ units outstanding:
Basic	103.5	99.4

Diluted	103.9	99.8

Sunoco Logistics Partners L.P.

Financial Highlights

(unaudited)

	Six Months Ended
	June 30,
	2012	2011	Variance
	(in millions)
Income Statement:
Sales and other operating revenue	$6,714	$4,682	$2,032
Other income	7	6	1
Gain on divestments and related matters	11	—	11

Total revenues	6,732	4,688	2,044
Cost of products sold and operating expenses	6,314	4,411	1,903
Depreciation and amortization expense	50	37	13
Impairment charge and related matters	(1)	—	(1)
Selling, general and administrative expenses	56	44	12

Total costs and expenses	6,419	4,492	1,927

Operating Income	313	196	117
Interest cost and debt expense	49	42	7
Capitalized interest	(4)	(3)	(1)

Income Before Provision for Income Taxes	268	157	111

Provision for income taxes	16	11	5

Net Income	252	146	106
Net Income attributable to noncontrolling interests	5	4	1

Net Income attributable to Partners	$247	$142	$105

Calculation of Limited Partners’ interest:
Net Income attributable to Partners	$247	$142	$105
Less: General Partner’s interest	(34)	(26)	(8)

Limited Partners’ interest in Net Income	$213	$116	$97

Net Income per Limited Partner unit:
Basic	$2.06	$1.17

Diluted	$2.05	$1.16

Weighted Average Limited Partners’ units outstanding:
Basic	103.5	99.3

Diluted	103.9	99.8

Sunoco Logistics Partners L.P.

Financial Highlights

(unaudited)

	June 30,	December 31,
	2012	2011
	(in millions)
Balance Sheet Data:

Cash and cash equivalents	$2	$5

Revolving credit facilities (1)	$111	$—
Senior Notes (net of discounts)	1,448	1,698

Total Debt	$1,559	$1,698

Sunoco Logistics Partners L.P. Partners’ equity	$1,226	$1,096
Noncontrolling interests	100	98

Total Equity	$1,326	$1,194

(1)

As of June 30, 2012, the Partnership had available borrowing capacity of $474 million under its revolving credit facilities, which includes $30 million of available borrowing capacity from West Texas Gulf’s revolving credit facility.

Sunoco Logistics Partners L.P.

Selected Financial Data by Business Segment

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2012	2011	Variance	2012	2011	Variance
	(in millions)			(in millions)
Sales and other operating revenue
Crude Oil Pipelines	$100	$81	$19	$180	$152	$28
Crude Oil Acquisition and Marketing (1)	3,056	2,259	797	6,248	4,357	1,891
Terminal Facilities (2)	170	93	77	305	186	119
Refined Products Pipelines (3)	32	29	3	63	56	7
Intersegment eliminations	(45)	(38)	(7)	(82)	(69)	(13)

Total sales and other revenue	$3,313	$2,424	$889	$6,714	$4,682	$2,032

Operating income
Crude Oil Pipelines	$64	$47	$17	$116	$86	$30
Crude Oil Acquisition and Marketing (1)	52	32	20	86	34	52
Terminal Facilities (2)	61	34	27	98	63	35
Refined Products Pipelines (3)	7	8	(1)	13	13	—

Total operating income	$184	$121	$63	$313	$196	$117

Depreciation and amortization
Crude Oil Pipelines	$6	$6	$—	$13	$12	$1
Crude Oil Acquisition and Marketing (1)	5	1	4	10	1	9
Terminal Facilities (2)	9	8	1	18	16	2
Refined Products Pipelines (3)	5	4	1	9	8	1

Total depreciation and amortization	$25	$19	$6	$50	$37	$13

Impairment charge and related matters
Crude Oil Acquisition and Marketing	$—	$—	$—	$8	$—	$8
Terminal Facilities (4)	(10)	—	(10)	(10)	—	(10)
Refined Products Pipelines	—	—	—	1	—	1

Total impairment charge	$(10)	$—	$(10)	$(1)	$—	$(1)

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (5)
Crude Oil Pipelines	$67	$51	$16	$124	$94	$30
Crude Oil Acquisition and Marketing (1)	57	33	24	104	35	69
Terminal Facilities (2)	70	42	28	116	79	37
Refined Products Pipelines (3)	12	12	—	23	21	2

Total Adjusted EBITDA	$206	$138	$68	$367	$229	$138

Sunoco Logistics Partners L.P.

Selected Financial Data by Business Segment Notes

(unaudited)

(1)	In August 2011, the Partnership acquired a crude oil acquisition and marketing business from Texon L.P. Results from the acquisition are included from the acquisition date.
(2)

In July and August 2011, the Partnership acquired the Eagle Point tank farm and related assets and a refined products terminal located in East Boston, Massachusetts, respectively. Results from the acquisitions are included from their respective acquisition dates.

(3)

In May 2011, the Partnership acquired a controlling financial interest in the Inland refined products pipeline. As a result of the acquisition, the Partnership accounted for the entity as a consolidated subsidiary. Results from the acquisition are included from the acquisition date.

(4)

In the second quarter 2012, the Partnership recognized a $10 million gain on the reversal of certain regulatory obligations for tank cleaning which was expected to be performed if Sunoco’s Philadelphia refinery was shut down. In July 2012, Sunoco announced its intention to form a joint venture with The Carlyle Group at its Philadelphia refinery, enabling the facility to continue operating. The gain was included in the Partnership’s Adjusted EBITDA which is consistent with prior period presentation when the obligation was recognized.

(5)	Amounts exclude earnings attributable to noncontrolling interests.

Sunoco Logistics Partners L.P.

Financial and Operating Statistics

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in millions)
Operating Income

Crude Oil Pipelines	$64	$47	$116	$86
Crude Oil Acquisition and Marketing	52	32	86	34
Terminal Facilities	61	34	98	63
Refined Products Pipelines	7	8	13	13

Total Operating Income	$184	$121	$313	$196

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Operating Highlights

Crude Oil Pipelines:
Pipeline throughput (thousands of bpd)	1,571	1,641	1,519	1,568
Pipeline revenue per barrel (cents)	70.0	54.2	65.0	53.5

Crude Oil Acquisition and Marketing: (1)
Crude oil purchases (thousands of bpd)	700	637	665	619
Gross margin per barrel purchased (cents) (2)	88.7	61.6	84.7	35.9
Average crude oil price (per barrel)	$93.50	$102.55	$98.22	$98.42

Terminal Facilities: (3)
Terminal throughput (thousands of bpd):
Refined products terminals	515	479	501	479
Nederland terminal	690	771	694	734
Refinery terminals	345	393	364	391

Refined Products Pipelines: (4)(5)
Pipeline throughput (thousands of bpd)	591	471	559	441
Pipeline revenue per barrel (cents)	59.5	69.1	62.2	70.4

Sunoco Logistics Partners L.P.

Financial and Operating Statistics Notes

(unaudited)

(1)	In August 2011, the Partnership acquired a crude oil acquisition and marketing business from Texon L.P. Results from the acquisition are included from the acquisition date.
(2)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by total crude purchases.
(3)

In July 2011 and August 2011, the Partnership acquired the Eagle Point tank farm and a refined products terminal located in East Boston, Massachusetts, respectively. Volumes and revenues associated with the acquisitions are included from their acquisition dates.

(4)	Excludes amounts attributable to equity interests which are not consolidated.
(5)

In May 2011, the Partnership acquired a controlling financial interest in the Inland refined products pipeline. As a result of the acquisition, the Partnership accounted for the entity as a consolidated subsidiary from the acquisition date. Volumes and revenues associated with the acquisition are included from the acquisition date.

Sunoco Logistics Partners L.P.

Non-GAAP Financial Measures

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in millions)
Net Income attributable to Sunoco Logistics Partners L.P.	$152	$94	$247	$142
Add: Interest expense, net	21	19	45	39
Add: Depreciation and amortization	25	19	50	37
Add: Impairment charge (1)(2)	—	—	9	—
Add: Provision for income taxes	8	6	16	11

Adjusted EBITDA (3)	206	138	367	229
Less: Interest expense, net	(21)	(19)	(45)	(39)
Less: Maintenance capital expenditures	(11)	(7)	(18)	(10)
Less: Provision for income taxes	(8)	(6)	(16)	(11)

Distributable cash flow (3)	$166	$106	$288	$169

(1)

In the first quarter 2012, the Partnership recognized a non-cash impairment charge related to a cancelled software project for the crude oil acquisition and marketing business and a refined products pipeline project in Texas. The impairment was recorded as $8 and $1 million within the Crude Oil Acquisition and Marketing and Refined Products Pipelines segments, respectively.

(2)

In the second quarter 2012, the Partnership recognized a $10 million gain on the reversal of certain regulatory obligations for tank cleaning which was expected to be performed if Sunoco’s Philadelphia refinery was shut down. In July 2012, Sunoco announced its intention to form a joint venture with The Carlyle Group at its Philadelphia refinery, enabling the facility to continue operating. This gain was included in the Partnership’s Adjusted EBITDA which is consistent with prior period presentation when the obligation was recognized.

(3)

Management of the Partnership believes Adjusted EBITDA and distributable cash flow information enhances an investor’s understanding of a business’ ability to generate cash for payment of distributions and other purposes. Adjusted EBITDA and distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measures of other businesses.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed business combination transaction between Energy Transfer Partners, L.P. (“ETP”) and Sunoco, Inc. (“Sunoco”), ETP has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that contains a preliminary proxy statement/prospectus. The registration statement has not yet become effective. Following the registration statement having been declared effective by the SEC, ETP and Sunoco will file with the SEC and mail to the Sunoco shareholders the definitive proxy statement/prospectus. THE REGISTRATION STATEMENT AND THE PRELIMINARY PROXY STATEMENT/PROSPECTUS CONTAIN IMPORTANT INFORMATION ABOUT ETP, SUNOCO, THE PROPOSED TRANSACTION AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE REGISTRATION STATEMENT AND THE PRELIMINARY PROXY STATEMENT /PROSPECTUS AND THE DEFINITIVE PROXY STATEMENT /PROSPECTUS WHEN IT BECOMES AVAILABLE. Investors and security holders may obtain free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC by ETP and Sunoco through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the registration statement and the proxy statement/prospectus by phone, e-mail or written request by contacting the investor relations department of ETP or Sunoco at the following:

Energy Transfer Partners, L.P.	Sunoco, Inc.
3738 Oak Lawn Ave.	1818 Market Street, Suite 1500
Dallas, TX 75219	Philadelphia, PA 19103
Attention: Investor Relations	Attention: Investor Relations
Phone: (214) 981-0795	Phone: (215) 977-6764
E-mail: InvestorRelations@energytransfer.com	Email: SunocoIR@sunocoinc.com

PARTICIPANTS IN THE SOLICITATION

ETP and Sunoco, and their respective directors, executive officers and affiliates, may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions contemplated by the merger agreement. Information regarding directors and executive officers of ETP’s general partner is contained in ETP’s Form 10-K for the year ended December 31, 2011, which has been filed with the SEC. Information regarding Sunoco’s directors and executive officers is contained in Sunoco’s definitive proxy statement dated March 16, 2012, which is filed with the SEC. A more complete description is available in the registration statement and the preliminary proxy statement/prospectus.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this document regarding the proposed transaction between ETP and Sunoco, the expected timetable for completing the proposed transaction, future financial and operating results, benefits and synergies of the proposed transaction, future opportunities for the combined company, and any other statements about ETP, Energy Transfer Equity, L.P. (“ETE”), Sunoco Logistics Partners, L.P. (“SXL”) or Sunoco managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: the ability to consummate the proposed transaction; the ability to obtain the requisite regulatory approvals, Sunoco shareholder approval and the satisfaction of other conditions to consummation of the transaction; the ability of ETP to successfully integrate Sunoco’s operations and employees; the ability to realize anticipated synergies and cost savings; the potential impact of announcement of the transaction or consummation of the transaction on relationships, including with employees, suppliers, customers and competitors; the ability to achieve revenue growth; national, international, regional and local economic, competitive and regulatory conditions and developments; technological developments; capital and credit markets conditions; inflation rates; interest rates; the political and economic stability of oil producing nations; energy markets, including changes in the price of certain commodities; weather conditions; environmental conditions; business and regulatory or legal decisions; the pace of deregulation of retail natural gas and electricity and certain agricultural products; the timing and success of business development efforts; terrorism; and the other factors described in the Annual Reports on Form 10-K for the year ended December 31, 2011 filed with the SEC by ETP, ETE, SXL and Sunoco. ETP, ETE, SXL and Sunoco disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.